Exhibit (a)(5)(G)

PRESS RELEASE

Adi Sfadia Chief Financial Officer RADVISION +1 201-689-6340 cfo@radvision.com	June Filingeri Comm-Partners LLC +1 203-972-0186 junefil@optonline.net

RADVISION SUCCESSFULLY COMPLETES PARTIAL CASH SELF
TENDER OFFER

Tel Aviv, Israel, September 7, 2010 -- RADVISION Ltd. (Nasdaq & TASE: RVSN) announced today that it has successfully completed its self tender offer to purchase 5.0% of its voting power for $7.30 per share, net to the seller in cash, less any required withholding taxes and without interest. The tender offer, which commenced on July 27, 2010, expired on Tuesday, September 7, 2010 at 10:00 a.m., Eastern time, or 5:00 p.m., Israel time.

RADVISION has been advised by the depositaries for the tender offer that, as of the final expiration of the tender offer, a total of 6,545,541 RADVISION shares, or approximately 33.5% of the outstanding RADVISION shares, had been validly tendered and not properly withdrawn pursuant to the offer.  As contemplated in the offer to purchase, RADVISION has accepted for purchase 976,906 of the RADVISION shares tendered, which represent 5% of the RADVISION shares issued and outstanding as of immediately prior to the completion of the tender offer.  RADVISION will purchase such shares from the tendering shareholders on a pro rata basis.  RADVISION will pay for the tendered shares accepted for purchase approximately $7.13 million in the aggregate.  RADVISION will have 18,561,199 shares issued and outstanding immediately following the payment for the tendered shares accepted for purchase (excluding 3,955,024 RADVISION shares held in treasury).  The tendered shares not accepted will be returned promptly to their respective tendering shareholders.

Payment for the shares accepted will be made promptly through American Stock Transfer & Trust Company or Clal Finance Batucha Investment Management Ltd., the depositaries for the tender offer.

After payment for the shares tendered in the offer and accepted for payment, Mr. Zohar Zisapel, the Chairman of the Board of Directors of RADVISION and its principal shareholder, is expected to beneficially own approximately 26.27% of the issued and outstanding RADVISION shares (excluding shares held by RADVISION in treasury, but including options, held by Mr. Zisapel, to purchase 45,000 RADVISION shares that are exercisable as of today or within 60 days of today) and 26.09% of the RADVISION voting power.

ABOUT RADVISION

RADVISION (Nasdaq and TASE: RVSN) is the industry’s leading provider of market-proven products and technologies for unified visual communications over IP, 3G and IMS networks. With its complete set of standards-based video networking infrastructure and developer toolkits for voice, video, data and wireless communications, RADVISION is driving the unified communications evolution by combining the power of video, voice, data and wireless – for high definition video conferencing systems, innovative converged mobile services, and highly scalable video-enabled desktop platforms on IP, 3G and emerging next-generation IMS networks. To gain additional insights into our products, technology and opinions, visit developer.radvision.com and blog.radvision.com. For more information about RADVISION, visit http://www.radvision.com.

This press release contains forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, general business conditions in the industry, changes in demand for products, the timing and amount or cancellation of orders and other risks detailed from time to time in RADVISION’s filings with the Securities Exchange Commission, including its Annual Report on Form 20-F. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statement.

CONTACT:

Information Agent in the United States
Mackenzie Partners, Inc.,
105 Madison Avenue
New York, New York 10016
call collect +1-212-929-5500
or
toll free +1-800-322-2885
Email: proxy@mackenziepartners.com
Legal Counsel in Israel Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. 2 Weizmann Street Tel Aviv 64239, Israel Telephone: (972) 3-608-9999